As filed with the Securities and Exchange Commission on September 20, 2007
Registration No. 333

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERRILL LYNCH & CO., INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or jurisdiction of incorporation or organization)	13-2740599 (I.R.S. Employer Identification No.)
4 World Financial Center
New York, New York 10080
(212) 449-1000
(Address of principal executive offices)
First Republic Bank Amended and Restated Employee Stock Purchase Plan
First Republic Bank 1998 Stock Option Plan, as amended and restated
(Full title of the Plans)
Richard Alsop, Esq.
General Counsel Corporate Law
Merrill Lynch & Co., Inc.
222 Broadway — 17th Floor
New York, New York 10038
(Name and address of agent for service)
(212) 449-1000
(Telephone Number, Including Area Code, of Agent For Service)
Calculation of Registration Fee

Title of Each Class of		Proposed Maximum	Proposed Maximum	Amount of
Securities to be	Amount of Shares to be	Offering Price Per	Aggregate Offering	Registration Fee
Registered	Registered(2)(3)	Share (4)	Price (4)	(4)
Common stock, par value $1.331/3 per share (including preferred shares purchase rights)(1)	1,124,544	$74.13	$83,362,447	$2,559.23

(1)	Prior to the occurrence of certain events, the preferred share purchase rights will not be evidenced separately from the Common Stock. The value attributable to such rights, if any, is reflected in the market price of the Common Stock.

(2)	The number of shares registered is based on an estimate of the maximum number of shares of common stock of Merrill Lynch & Co., Inc. issuable under the First Republic Bank 1998 Stock Option Plan and other First Republic Stock Options programs.

(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover an indeterminate number of additional shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plans.

(4)	Estimated pursuant to Rules 457(c) and 457(h)(1) solely for the purpose of calculating the registration fee and based upon the average of the high and low price of Common Stock of Merrill Lynch on September 18, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended, or the Act. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed by Merrill Lynch & Co., Inc., or Merrill Lynch, with the Securities and Exchange Commission, or SEC, are incorporated herein by reference:
•	Annual Report on Form 10-K for the fiscal year ended December 29, 2006, filed with the SEC on February 26, 2007;

•	Proxy Statement/Prospectus of Merrill Lynch and First Republic Bank, dated June 22¸ 2007, filed with the SEC pursuant to Rule 424(b)(3) under the Act, on June 22, 2007;

•	Quarterly Report on Form 10-Q for the period ended March 30, 2007, filed with the SEC on May 7, 2007;

•	Quarterly Report on Form 10-Q for the period ended June 29, 2007, filed with the SEC on August 3, 2007; and

•	Current Reports on Form 8-K filed with the SEC on January 5, 2007, January 18, 2007, January 26, 2007, January 30, 2007, February 5, 2007, February 7, 2007, February 23, 2007, February 27, 2007, February 28, 2007, March 1, 2007, March 5, 2007, March 13, 2007 (3), March 15, 2007, March 16, 2007, March 21, 2007 (2), March 28, 2007, April 5, 2007 (3), April 9, 2007, April 11, 2007 (2), April 19, 2007, April 25, 2007, April 30, 2007 (2), May 2, 2007, May 3, 2007, May 4, 2007, May 8, 2007, May 9, 2007, May 17, 2007, May 18, 2007, May 25, 2007, May 31, 2007, June 1, 2007 (2), June 4, 2007 (2), June 6, 2007, June 25, 2007, June 26, 2007, June 29, 2007, July 2, 2007, July 3, 2007, July 6, 2007, July 11, 2007, July 17, 2007, July 26, 2007, August 6, 2007, August 9, 2007, August 22, 2007, August 29, 2007; September 4, 2007, September 13, 2007 and September 14, 2007 (2) (other than the portions of those documents not deemed to be filed).
          All documents filed by Merrill Lynch pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, or Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
          Under the Merrill Lynch’s restated certificate of incorporation, Merrill Lynch is authorized to issue up to 3,000,000,000,000 shares of common stock, par value $1.33-1/3 per share. As of February 16, 2007, there were 881,700,999 shares of common stock and 2,634,716 exchangeable shares outstanding. The exchangeable shares are exchangeable at any time into common stock on a one-for-one basis and entitle holders to dividend, voting and other rights equivalent to common stock. Under Merrill Lynch’s Restated Certificate of Incorporation, Merrill Lynch is authorized to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share, issuable in series (“Preferred Stock”). The common stock will be, when issued against payment therefore, fully paid and non-assessable.
          Holders of shares of common stock will have no preemptive rights to subscribe for any additional securities which may be issued by Merrill Lynch. The rights of a holder of common stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that has been issued and may be issued in the future.
          Wells Fargo Bank, N.A. is the recordkeeping transfer agent for the common stock of Merrill Lynch.
          Because Merrill Lynch is a holding company, its rights, and the rights of holders of its securities, including the holders of common stock to participate in the distribution of assets of any subsidiary of Merrill Lynch upon the subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors and preferred stockholders, except to the extent that Merrill Lynch may itself be a creditor with recognized claims against the subsidiary or holder of preferred stock of the subsidiary.
          Merrill Lynch may pay dividends on the common stock out of funds legally available for the payment of dividends as, if and when declared by the Board of Directors of Merrill Lynch or a duly authorized committee of the Board of Directors.
          Upon any voluntary or involuntary liquidation, dissolution, or winding up of Merrill Lynch, the holders of its common stock will be entitled to receive, after payment of all of its debts, liabilities and of all sums to which holders of any preferred stock may be entitled, all of the remaining assets of Merrill Lynch.
          Except voting rights of the exchangeable shares and voting rights of any outstanding series of Preferred Stock, the holders of the common stock currently possess exclusive voting rights in Merrill Lynch. The Board of Directors of Merrill Lynch may, however, give voting power to any Preferred Stock which may be issued in the future. Each holder of common stock is entitled to one vote for each share with respect to all matters. There is no cumulative voting in the election of directors. Actions requiring approval of shareholders generally require approval of a majority vote of outstanding shares.
          Under the Amended and Restated Rights Agreement, adopted on December 2, 1997 (the “Rights Agreement”), preferred purchase rights were distributed to holders of common stock. The preferred purchase rights are attached to each outstanding share of common stock and will attach to all subsequently issued shares, including common stock that may be issued under the Merrill Lynch & Co.,

Inc. Deferred Stock Unit Plan for Non-Employee Directors (the “Plan”). The preferred purchase rights entitle the holder to purchase fractions of a share (“Units”) of Series A junior Preferred Stock at an exercise price of $300 per Unit, subject to adjustment from time to time as provided in the Rights Agreement. The exercise price and the number of Units issuable are subject to adjustment to prevent dilution.
          The Board of Directors of Merrill Lynch, without further action by stockholders, has the authority to issue shares of Preferred Stock from time to time in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. As of December 31, 2006, Merrill Lynch was authorized to issue 25,000,000 shares of Preferred Stock. Merrill Lynch has authorized the issuance of Series A junior Preferred Stock, par value $1.00 per share, of Merrill Lynch upon exercise of preferred share purchase rights associated with each share of common stock outstanding described above.
Item 5. Interests of Experts and Counsel.
          None.
Item 6. Indemnification of Directors and Officers.
          Merrill Lynch’s restated certificate of incorporation provides that any person who is or was a director or officer of Merrill Lynch, or is or was serving at the request of the corporation as a director, officer or trustee of another corporation, trust or other enterprise, with respect to actions taken or omitted by such person in any capacity in which such person serves Merrill Lynch or such other corporation, trust or other enterprise, shall be indemnified to the full extent authorized or permitted by law and such indemnification shall continue as to a person who has ceased to be a director, officer or trustee, as the case may be, and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. Except for proceedings to enforce rights to indemnification, Merrill Lynch is not obligated to indemnify any person in connection with a proceeding initiated by such person unless such proceeding was authorized in advance, or unanimously consented to, by the board of directors. Any person who is or was a director or officer of a subsidiary of Merrill Lynch is deemed to be serving in such capacity at the request of Merrill Lynch for purposes of indemnification.
          Directors and officers of Merrill Lynch have the right to be paid by Merrill Lynch expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. Merrill Lynch may, to the extent authorized from time to time by the board of directors, advance such expenses to any person who is or was serving at the request of Merrill Lynch as a director, officer or trustee of another corporation, trust or other enterprise.
          Directors and officers of Merrill Lynch are insured under policies of insurance maintained by Merrill Lynch, subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such directors or officers. In addition, Merrill Lynch has entered into contracts with all of its directors providing for indemnification of such persons by Merrill Lynch to the fullest extent authorized or permitted by law, subject to certain limited exceptions. Merrill Lynch has established trusts to fund its obligations, up to the amount of trust assets, that may arise under these agreements and also to directors, officers and employees under the provisions of the Delaware General Corporation Law, or DGCL, and Merrill Lynch’s restated certificate of incorporation.
          In addition, Merrill Lynch’s restated certificate of incorporation provides that no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent provided by applicable law, for liability:

for breach of the director’s duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; pursuant to Section 174 of the DGCL; or for any transaction from which the director derived an improper personal benefit.
          Section 145 of the DGCL provides that, subject to certain limitations in the case of suits brought by a corporation and derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of the directors who were not parties to the suit or proceeding, if the person (1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.
          Section 145(b) of the DGCL provides that no such indemnification of directors, officers, employees or agents may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Item 7. Exemption From Registration Claimed.
          None.
Item 8. Exhibits.
3.1	Restated Certificate of Incorporation of Merrill Lynch, effective as of May 3, 2007 (incorporated by reference to Exhibit 3.1 Merrill Lynch’s Current Report on Form 8-K dated November 14, 2005).

3.2	Merrill Lynch’s Amended and Restated By-Laws, effective as of May 14, 2007 (incorporated by reference to Exhibit 3.1 to Merrill Lynch’s Report on Form 8-K dated May 15, 2007).

3.3, 4.1	Form of Amended and Restated Rights Agreement, dated as of December 16, 1987, between Merrill Lynch and Wells Fargo Bank, N.A. (successor to Mellon Investor Services, L.L.C., as rights agent (incorporated by reference to Exhibit 4 to Merrill Lynch’s Current Report on Form 8-K dated December 3, 1997).

3.4, 4.2	Certificate of Designation of Merrill Lynch establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to Merrill Lynch’s Floating Rate Non-Cumulative Preferred Stock, Series 1, par value $1.00 per share effective as of October 25, 2004. (incorporated by reference to Exhibits 3.2 and 4.1 to Merrill Lynch’s Current Report on Form 8-K dated November 14, 2005).

3.5, 4.3	Certificate of Designation of Merrill Lynch establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to Merrill Lynch’s Floating Rate Non-Cumulative Preferred Stock, Series 2, par value $1.00 per share effective as of March 9, 2005. (incorporated by reference to Exhibits 3.3 and 4.2 to Merrill Lynch’s Current Report on Form 8-K dated November 14, 2005).

3.6, 4.4	Certificate of Designation of Merrill Lynch establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to Merrill Lynch’s Series A Junior Preferred Stock (incorporated by reference to Exhibit 3(f) to Merrill Lynch’s Registration Statement on Form S-3 (File No. 33-19975)).

3.7, 4.5	Certificate of Designations of Merrill Lynch establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to Merrill Lynch’s 6.375% Non-Cumulative Preferred Stock, Series 3, par value $1.00 per share, effective as of November 14, 2005 (incorporated by reference to Exhibits 3.4 and 4.3 to Merrill Lynch’s Current Report on Form 8-K dated November 14, 2005).

3.8, 4.6	Certificate of Designations of Merrill Lynch establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to Merrill Lynch’s Floating Rate Non-Cumulative Preferred Stock, Series 4, par value $1.00 per share, effective as of November 14, 2005 (incorporated by reference to Exhibits 3.5 and 4.4 to Merrill Lynch’s Current Report on Form 8-K dated November 14, 2005).

3.9, 4.7	Certificate of Designations of Merrill Lynch establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to Merrill Lynch Series 5 Preferred Stock (incorporated by reference to Merrill Lynch’s Current Report on Form 8-K dated March 20, 2007).

5.1	Opinion of Sullivan & Cromwell LLP*

5.2	Opinion of Richard Alsop*

15.1	Letter re: unaudited interim financial information*

23.1	Consent of Sullivan & Cromwell LLP (included in the opinion filed as Exhibit 5.1 to this registration statement)

23.2	Consent of Richard Alsop (included in the opinion filed as Exhibit 5.2 to this registration statement)

23.3	Consent of Deloitte & Touche LLP*

24.1	Power of Attorney (included on page 8)

* Filed herewith.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the registrant is relying on Rule 430B:
               (a) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectus filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
          (5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, Merrill Lynch certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 20th day of September, 2007.

MERRILL LYNCH & CO., INC.
By:	/s/ E. Stanley O’Neal
E. Stanley O’Neal
Chief Financial Officer

POWER OF ATTORNEY
          The undersigned directors and officers of Merrill Lynch & Co., Inc. hereby constitute and appoint E. Stanley O’Neal, Ahmass L. Fakahany, Jeffrey N. Edwards, and Rosemary T. Berkery, and each of them, with full power to act without the other, our lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, and with full power to execute in our name, place and stead, in the capacities indicated below, this registration statement, any and all amendments thereto (including post-effective amendments) and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on September 20, 2007.

Signature	Title

/s/ E. Stanley O’Neal	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
E. Stanley O’Neal

/s/ Jeffrey N. Edwards	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Jeffrey N. Edwards

/s/ Christopher B. Hayward	Senior Vice President and Finance Director (Principal Accounting Officer)
Christopher B. Hayward

/s/ Carol Christ	Director
Carol Christ

Signature	Title

/s/ Armando M. Codina	Director
Armando M. Codina

/s/ Virgis W. Colbert	Director
Virgis W. Colbert

/s/ Alberto Cribiore	Director
Alberto Cribiore

/s/ John D. Finnegan	Director
John D. Finnegan

/s/ Judith Mayhew Jonas	Director
Judith Mayhew Jonas

/s/ Aulana L. Peters	Director
Aulana L. Peters

/s/ Joseph W. Prueher	Director
Joseph W. Prueher

/s/ Ann N. Reese	Director
Ann N. Reese

/s/ Charles O. Rossotti	Director
Charles O. Rossotti